Exhibit 10.90

First Amendment to Promissory Note

THIS FIRST AMENDMENT TO PROMISSORY NOTE dated this 15th day of October, 2005, is by and among US Rubber Reclaiming, Inc. (“Borrower”) and Fair Holdings, Inc. (“Fair”), an Ohio corporation.  The parties agree as follows:

Recitals

WHEREAS, Borrower and Fair entered into that certain Promissory Note dated April 15, 2005,  in the principal amount of $3,700,000.00, (“Note’); and

WHEREAS, Fair has agreed to amend the Note in order to increase to $5,500,000.00 the amount which Borrower may borrow;

WHEREAS, Fair is willing to amend the Note subject to the terms herein and subject to the amendment of the Note as herein provided;

NOW THEREFORE, in consideration of the premises, and the mutual promises herein contained, the parties agree that the Note shall be, and hereby is, amended as provided herein and the parties further agree as follows:

 The principal amount of the Note is hereby increased so that the total amount that can be borrowed under the Note is $5,500,000.00.

All other terms and conditions contained in the Note, the Security Agreement and Mortgage or other related documents shall remain the same and shall continue in full force and effect that are not specifically amended herein and shall continue during the term of the Note without change, except to reflect the increase in the amount of the Note and to provide security therefore for the entire amount that may become due under the Note.

IN WITNESS WHEREOF, Borrower, and Fair have caused this First Amendment to Promissory Note to be executed as of the day first written above.

Fair Holdings, Inc.	US Rubber Reclaiming, Inc.

/s/ Timothy S. Durham	/s/ John D. LaGrone
By: Timothy S. Durham, CEO	By: John D. LaGrone, President